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                                                                    EXHIBIT 2.2


                        CAPITAL STOCK PURCHASE AGREEMENT


     Capital Stock Purchase Agreement, effective as of September 2, 1996, by and between North American Resorts, Inc., a Colorado corporation whose principal place of business is located at 315 E. Robinson Street, Suite 190, Orlando, Florida 32801 (the "Seller"), and Dreamaway Travel, Inc., a Florida corporation, whose mailing address 7116 Greyshadow Street, Orlando, Florida 32818 "Purchaser").


                             BACKGROUND INFORMATION


     This Agreement sets forth the terms and conditions upon which the Purchaser is acquiring from the Seller and the Seller is selling and delivering to the Purchaser, free and clear of all liabilities, obligations, claims, liens and encumbrances, 100 shares of the issued and outstanding common capital stock, no par value per share (the "Shares"), of U.S.A. Tourist Services Center, Inc., a Florida corporation ("USA Tourist"). In consideration of the mutual agreements contained herein, the parties agree as follows:


                              OPERATIVE PROVISIONS

                                   ARTICLE 1

                          Purchase and Sale of Shares

     1.1 Shares to be Sold: The Seller hereby sells and delivers to the Purchaser good, valid and marketable title to the Shares, free and clear of all liabilities, obligations, claims, liens and encumbrances, by delivering to the Purchaser a stock certificate representing the Shares, duly endorsed, and in form for transfer satisfactory to the Purchaser.

     1.2 Purchase Price of the Shares: The gross purchase price paid by the Purchaser to the Seller for the Shares is $100 and other valuable consideration (the "Purchase Price"), the receipt of which is hereby acknowledged by the Purchaser.

                                   ARTICLE 2

                    Representations and Warranties of Seller

     The Seller represents, warrants and agrees as follows:

     2.1 Organization and Standing of USA Tourist: USA Tourist is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

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     2.2 Capitalization: The authorized capital stock of USA Tourist consists of 100 shares of common stock, no par value. On the date hereof, 100 of those shares are issued and outstanding and are registered in the name of the Seller and are free and clear of any liabilities, obligations, claims, liens or encumbrances. All outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and non-assessable. On the date hereof, there are no outstanding rights, options, warrants, conversion privileges or agreements of any kind for the purchase or acquisition from, or the sale or issuance by, USA Tourist of any shares of its capital stock and no authorization therefor has been given.

     2.3 Consent: No consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Seller or USA Tourist is required in connection with the execution and delivery of this Agreement or the consummation of any other transaction contemplated hereby, except as has otherwise been taken prior to the execution of this Agreement.

     2.4 Title to Shares: The Seller has good and marketable title to the Shares, free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind. The Seller has full and unrestricted legal right, power and authority to sell, assign and transfer its shares to the Purchaser without obtaining the consent or approval of any other person or governmental authority, and the delivery of such shares to the Purchaser pursuant to this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind.

     In witness whereof, the parties have executed this Agreement effective as of the day and year first above written.

                                                Seller

                                                North American Resorts, Inc.


                                                /s/ Anthony A. Arrigoni
                                                -------------------------------
                                                By: Anthony A. Arrigoni
                                                Its: Vice President


                                                Purchaser

                                                Dreamaway Travel, Inc.


                                                /s/ Patrick Tierney
                                                -------------------------------
                                                By: Patrick Tierney
                                                Its: President